EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

FOR

IMPROVED REAL ESTATE

THIS PURCHASE AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into as of the 29th day of September, 2011, by and among CP SUMMIT RETAIL LLC, a Georgia limited liability company (“Seller”), TNP ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”) and FIRST AMERICAN TITLE COMPANY, a Georgia insurance company (“Escrow Agent”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller certain real property in accordance with the terms and conditions hereinafter provided.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby covenant and agree as follows:

ARTICLE ONE - PROPERTY

1.1 Purchase of Property. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller, the following: (a) that certain real property commonly known as Summit Point, and located at 834 and 840 Glynn Street South, Fayetteville, Fayette County, Georgia, being more particularly described on Exhibit “A” attached hereto and incorporated herein by reference, together with all of the tenements, hereditaments, improvements, buildings, facilities, appurtenances, rights, easements and rights-of-way incident thereto (collectively, the “Property”); (b) all of the furniture, fixtures, furnishings, machinery, equipment and vehicles owned by Seller and situated on or about the Property which is used in connection with the maintenance, operation or management of the Property (collectively, the “Personalty”); (c) all intangible property owned by Seller associated with the Property, including telephone numbers, all assignable permits, warranties, licenses, tradenames, and trademarks, associated with the Property, including, without limitation, the right to use the name “Summit Point” only in connection with the Property (collectively, the “Intangible Property”); and (d) Seller’s interests in all ground leases, leases and subleases with tenants (“Tenants”) leasing and/or subleasing space at the Real Property as of the Closing (the “Leases”).

ARTICLE TWO - PURCHASE PRICE AND CLOSING

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be Nineteen Million and No/100 Dollars ($19,000,000.00). The Purchase Price shall be paid by Purchaser to Seller in cash at “Closing” (as hereinafter defined in Section 2.3), subject to adjustment as provided in Section 8.1 hereof.

2.2 Closing. The consummation of the purchase and sale of the Property herein contemplated (such consummation being herein referred to as the “Closing”) shall take place on the date that is thirty (30) days following the expiration of the Inspection Period (as defined in Section 4.1(b) below), or at such earlier time as Purchaser may elect, provided that Purchaser shall give at least five (5) days’ prior written notice to Seller of Purchaser’s intention to Close. In the event no such notice is given the Closing shall be held on said thirtieth (30th) day. In the event the date of Closing falls on a Saturday, Sunday or holiday, the date of Closing shall be extended until the next business day.

2.3 Place of Closing. The Closing shall be consummated through an escrow administered by Escrow Agent (defined herein) pursuant to this Agreement.

ARTICLE THREE - EVIDENCE OF TITLE; SURVEY

3.1 Title. Seller covenants to convey to Purchaser at Closing good and marketable fee simple title in and to the Property. For the purposes of this Agreement, “good and marketable fee simple title” shall mean fee simple ownership, free of all claims, liens and encumbrances of any kind or nature whatsoever other than the following (hereinafter called the “Permitted Exceptions”), to the extent specifically identified and set forth as exceptions to title as a result of Purchaser’s examinations of title and/or survey of the Property: (i) current state and county ad valorem real property taxes not due and payable on the date of Closing; (ii) easements for the maintenance of public utilities that serve only the Property and that do not adversely affect Purchaser’s intended use of the Property; and (iii) such other matters, if any, as may be subsequently approved in writing by Purchaser. Such title shall also be insurable by First American Title Company or such other national title insurance company reasonably acceptable to Purchaser (hereinafter called the “Title Company”) at then current standard rates under the standard form of ALTA owner’s policy of title insurance currently in effect at the time of Closing (the “Title Policy”), with the standard printed exceptions therein deleted and without exception other than for the Permitted Exceptions. Purchaser shall have until 5:00 PM pacific time on the date on which the “Inspection Period” (as defined in Section 4.1 below) expires in which to examine title to the Property and to give Seller written notice of objections (other than the Permitted Exceptions) (including, without limitation, any such objections revealed by the “Survey” of the Property procured in accordance with Section 3.2 below). Following Seller’s response to any such title objections, Purchaser shall have until the date of Closing in which to reexamine title to the Property and in which to give Seller notice of any additional objections (other than the Permitted Exceptions) disclosed by such reexamination and which were not filed and indexed of record on the date of Purchaser’s initial examination. Seller shall have until the date of Closing in which to satisfy all objections specified in any notice by Purchaser of title objections. If Seller fails so to satisfy any such objections, then, at the option of Purchaser, Purchaser may: (i) terminate this Agreement, in which event the Earnest Money (as defined herein) shall be refunded to Purchaser promptly upon request, and all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void; or (ii) waive such satisfaction and performance by Seller and elect to close. Purchaser shall pay any cost for the Title Policy.

Notwithstanding anything to the contrary provided herein, Seller agrees to remove on or before Closing any monetary liens or encumbrances, including, without limitation, all mortgage liens encumbering the Property and, if Seller fails to do so, Purchaser may remove such liens and deduct the cost of such removal from the Purchase Price payable at Closing.

3.2 Survey. Purchaser may elect to have prepared, at Purchaser’s expense, an accurate, as-built survey of the Property by a surveyor registered under the laws of the State of Georgia (hereinafter referred to as the “Survey”). Purchaser shall have until 5:00 PM pacific time on the date on which the Inspection Period expires to have the Survey prepared and to give Seller written notice of any objections (other than Permitted Exceptions) revealed thereby.

ARTICLE FOUR - CONDITIONS TO CLOSING AND CONSUMMATION OF SALE

4.1 Inspection of Property. Notwithstanding any other provisions to the contrary contained in this Agreement, the parties hereto agree that Purchaser, its agents and representatives shall have a period (the “Inspection Period”), of fourteen (14) days from the Execution Date, in which to enter upon and make a complete inspection of the Property. Such inspection may include, but shall not be limited to, structural, mechanical, electrical, engineering, environmental, soil and landscaping tests, surveys, analyses and examinations; inspections for termites or other wood destroying organisms; and such other tests, studies, observations, analyses and examinations or studies that Purchaser may deem necessary or desirable in connection with its acquisition of the Property. During the Inspection Period Purchaser shall have free and complete access to all documentation, agreements and other information pertaining to the ownership, use or operation of the Property, a list of which is attached hereto as Exhibit “B” and incorporated herein by reference, to the extent such information is in the possession of Seller or any employee, agent or independent contractor of Seller, and Purchaser shall have the right to make copies of any such information at Purchaser’s expense. In the event that Purchaser, in its sole discretion, determines that the condition of the Property is, for any reason whatsoever, unsatisfactory for Purchaser’s contemplated use or development of the Property, Purchaser shall have until the termination of the Inspection Period to notify Seller in writing that Purchaser has elected to terminate this Agreement. Promptly following receipt of such notice, Seller shall instruct the Escrow Agent (as hereinafter defined) to return the Earnest Money to Purchaser and, upon Purchaser’s receipt of the Earnest Money, this Agreement shall be terminated and neither party shall have any further rights hereunder. Purchaser hereby agrees to indemnify and hold Seller and its agents, employees, representatives and officers harmless from and against any costs, claims, damages, liabilities, obligations or injury to persons or property arising out of Purchaser’s inspection of the Property. Purchaser shall, immediately upon completing any inspection of the Property, restore the Property to its condition immediately prior to such inspection reasonable wear and tear excepted.

4.2 Seller’s Deliveries and Conditions to Purchaser’s Obligations. Seller shall execute and deliver at Closing the following documents, dated the date of Closing, the form of each of which shall be reasonably acceptable to Seller and Purchaser, and the execution of which shall be a condition to Purchaser’s obligation to consummate the purchase and sale herein contemplated:

(a) Limited Warranty Deed. A Limited Warranty Deed, in recordable form, duly executed by Seller and conveying to Purchaser good, fee simple, marketable and insurable title to the Property, using the legal description by which Seller acquired title to the Property as provided for in the Title Company’s commitment for the Title Policy, subject only to the Permitted Exceptions;

(b) Seller’s Certificate. A certificate duly executed by Seller and certifying that each and every warranty and representation made by Seller in this Agreement is true and correct as of Closing, as if made by Seller at such time;

(c) FIRPTA Certificate. A certificate duly executed by Seller setting forth Seller’s address and Social Security or tax identification number and certifying whether or not Seller is a foreign person for purposes of the Foreign Investment in Real Property Tax Act (FIRPTA);

(d) Assignment. An assignment, duly executed by Purchaser and Seller in recordable form, assigning and transferring to Purchaser all of Seller’s right, title and interest in any and all leases, lease commission agreements, licenses, occupancy agreements, operating or maintenance agreements affecting the Property, and such other rights, properties, powers and privileges relating to the Property as Purchaser may reasonably request and containing indemnifications: (i) from Seller to Purchaser for matters which arose prior to Closing and (ii) from Purchaser to Seller for matters arising after Closing;

(e) Quitclaim Deed. If the legal description of the Property prepared from the Survey differs from the legal description by which Seller acquired title to the Property, then Seller shall also execute and deliver to Purchaser at Closing a Quitclaim Deed, in recordable form, duly executed by Seller and conveying the Property to Purchaser using the Survey legal description;

(f) Bill of Sale. A bill of sale duly executed by Seller and Purchaser, conveying to Purchaser good, unencumbered marketable title to (i) the Personalty, (ii) all trade-names, trademarks and/or logos used, owned or registered by Seller pertaining to the Property, (iii) all warranties and guaranties pertaining to the Personalty, and (iv) any and all licenses and/or permits pertaining to the Property, and any and all leases, licenses or permits pertaining to the Personalty that may be lawfully assigned.

(g) Tenant Estoppel Certificates. A written certification, duly executed by the tenant currently operating under the trade name “Publix” and from tenants (collectively, a “Tenant’) occupying at least seventy-five percent (75%) of the remaining leased space of the Property, and dated within thirty (30) days prior to the date of Closing, in a form reasonably satisfactory to Seller and Purchaser, which shall include, without limitation, certifications as to the following: (i) that the lease, license or other occupancy agreement (collectively, a “Lease”), is in full force and effect, (ii) the date of commencement of the term of the Lease, (iii) that the rent is paid currently without any offset or defense against payment thereof which may be asserted against Seller or Purchaser prior to or subsequent to Closing, (iv) the amount of any security or other deposit and the amount of rent paid in advance, (v) that there are no uncured defaults by the landlord, (vi) that Seller has not assumed or agreed to pay any obligation of Tenant, (vii) that Tenant has no right or option to acquire any interest in the Property or the Personalty or any portion thereof, (viii) that Seller has duly made all improvements required under the Lease, and (ix) that there are no agreements with Seller other than the Lease which affect any obligations on the part of Tenant, Seller or Purchaser. If a Tenant’s Lease specifies a form of Tenant Estoppel, Purchaser shall accept such form in lieu of the requirement set forth above.

(h) Closing Statement. A closing statement duly executed by Seller, Purchaser and “Broker” (as defined below), setting forth in reasonable detail the financial transaction contemplated by this Agreement, including without limitation the Purchase Price, all prorations, the allocation of costs specified herein, and the source, application and disbursement of all funds; and

(i) Georgia Withholding Tax Affidavit. If Seller does not desire Purchaser to withhold a portion of the purchase price for payment to the Georgia Department of Revenue pursuant to O.C.G.A. § 48-7-128, Seller shall provide Purchaser with an affidavit or other documentation, in form and substance acceptable to Purchaser’s counsel, sufficient to demonstrate that Seller is exempt from the withholding requirements of said statute. In addition, in the event Purchaser elects not to withhold, Seller shall indemnify Purchaser against any loss, cost or liability, including reasonable attorneys fees, incurred by Purchaser as a consequence of its failure to withhold pursuant to O.C.G.A. §48-7-128.

(j) Additional Documents. Originals (or, if originals are not available, copies certified by Seller as of Closing to be true and correct), of all leases, lease commission agreements and other items assigned to Purchaser pursuant to item 4.2(d) above, together with originals (or, if originals are not available, copies certified by Seller as of Closing to be true and correct), of all surveys, plans and specifications and other similar documents relating to the applicable Property that may be in Seller’s possession (and that have not been delivered to Purchaser previously pursuant to the provisions of Section 4.1 above), as well as such other documents, affidavits or certificates as are customary or may be necessary to consummate the sale of the Property, to induce the Title Company to issue the Title Policy, or to induce and bank, savings and loan association, insurance company or other institutional lender to consummate its loan(s) to Purchaser which shall be secured by the Property.

4.3 Purchaser’s Deliveries and Conditions to Seller’s Obligations. Purchaser shall execute and deliver at Closing the following documents, dated the date of Closing, the form of each of which shall be reasonably acceptable to Seller and Purchaser, and the execution of which shall be a condition to Seller’s obligation to consummate the purchase and sale herein contemplated:

(a) Purchase Price. The Purchase Price payable in immediately available and collectible funds and otherwise in accordance with Sections 2.1 and 8.1 hereof;

(b) Assumption. An assumption, duly executed by Purchaser and Seller in recordable form, pursuant to which Purchaser assumes all of Seller’s obligations and duties under any and all leases, lease commission agreements, licenses, occupancy agreements, operating or maintenance agreements affecting the Property, and containing indemnifications: (i) from Seller to Purchaser for matters which arose prior to Closing and (ii) from Purchaser to Seller for matters arising after Closing;

(c) Authority Documents. Evidence, acceptable to Seller and its counsel, in their reasonable discretion, that Purchaser is a duly existing entity, organized and in good standing under the laws of the State of Delaware, that Purchaser has the requisite power and authority to enter into and perform this Agreement, that this Agreement and all documents contemplated hereby have been duly authorized by any and all necessary action on the part of Purchaser and have been duly executed and delivered by Purchaser;

(d) Additional Documents. Such other documents and instruments as are reasonably required by the Title Company to consummate the Closing.

4.4 Cost of the Parties. The payment of any transfer taxes or recording costs imposed on the transactions contemplated in this Agreement shall be split equally between Purchaser and Seller. Purchaser shall pay for the cost of its title examination, the Title Policy and the Survey.

All costs and expenses of the parties’ performance of their respective obligations hereunder and the consummation of the transactions contemplated herein that have not been assumed specifically by either party under the terms hereof, shall be borne by the party incurring such cost or expense.

4.5 Real Estate Commission. The Purchaser represents and warrants that the Purchaser has not dealt with any broker or other finder other than Jones Lang LaSalle (the “Broker”) in connection with its purchase of the Property. The Purchaser will indemnify and hold harmless the Seller from and against any and all claims, loss, liability, cost and expenses (including reasonable counsel fees) resulting from any claim that may be made against the Seller by any broker or person, other than the Broker, claiming a commission, fee or other compensation by reason of this transaction, if such claim arises by or on account of any act of the Purchaser or Purchaser’s representatives.

The Seller represents and warrants that the Seller has not dealt with any broker or other finder other than the Broker in connection with the sale to Purchaser of the Property. The Seller will indemnify and hold harmless the Purchaser from and against any and all claims, loss, liability, cost and expenses (including reasonable counsel fees) resulting from any claims that may be made against the Purchaser by any broker or person, including, without limitation, the Broker, claiming a commission, fee or other compensation from Purchaser by reason of this transaction, if such claim arises by or on account of any act of the Seller or Seller’s representatives.

4.6 Possession of Property. Seller shall deliver possession of the Property and Personalty to Purchaser at the time of Closing.

ARTICLE FIVE - PRORATED ITEMS

5.1 Assessments and Other Taxes. All assessments, taxes and other similar charges (general and special, ordinary and extraordinary) that have become a lien upon the Property or any part thereof at the date of Closing, whether or not same are then past due or are payable thereafter (in installments or otherwise), or that have been confirmed by any public authority as of the date of Closing, (to the extent not paid directly by the tenants under the Leases) shall be credited against the Purchase Price and assumed by Purchaser as of the date of recordation of the Limited Warranty Deed. All ad valorem taxes for the tax year in which the Closing occurs shall be prorated at Closing as of the date of recordation of the Limited Warranty Deed, unless same have already been paid in full by Seller or are the obligation of tenants under the Leases, Purchaser shall assume the entire obligation for payment of such taxes. Such proration of current ad valorem taxes shall be based on the most recent tax bill and shall be subject to further adjustment upon receipt of the final bill.

5.2 Other Prorations. At the Closing, the following items (if applicable) shall also be prorated and the Purchase Price shall be adjusted to reflect such prorations: (i) payments under the Contracts; (ii) payments under the Leases; (iii) charges for utilities servicing the Property, including, without limitation, charges for gas, electricity, sewer and water; and (iv) all other charges and fees customarily prorated and adjusted in similar transactions. Seller shall receive a credit for all utility and similar deposits, if assigned to Purchaser.

In the event that any existing tenant is in arrears at Closing with respect to the payment of fixed rental payments or other fixed charges, Purchaser may, but shall not be obligated to, collect same after Closing. Any sums so collected by Purchaser from such tenant after the Closing shall be applied in the following order of priority: (i) first, to Purchaser for any amounts then currently due and owing from such tenant, (ii) then, to Seller for any amounts due and owing as of the date of Closing. Any rents collected by a party which are payable to the other party shall be held by the party receiving the same as trustee for the party entitled thereto.

In addition, at Seller’s election, either (i) Purchaser shall receive a credit against the cash portion of the Purchase Price to be paid at Closing for the Security Deposits under the Leases, or (ii) Seller shall transfer and assign all such Security Deposits to Purchaser at Closing.

To the extent that any Lease requires the tenant to make a lump sum payment to the landlord after the Closing Date based upon actual real estate taxes or operating expenses for the Property during 2011, said lump sum payment shall be prorated between Seller and Purchaser either (i) in proportion to the number of days during 2011 during which each owned the Property (with respect to payments for items such as real estate taxes which are allocable equally over the year) or (ii) as is necessary to reflect the expenditures actually made by Purchaser and Seller in connection with the expense to which such lump sum payment applies (with respect to payments such as operating expenses which fluctuate during the year), and Purchaser shall collect such payments when due and shall pay to Seller Seller’s share thereof upon receipt of any such payment. To the extent that any Tenant is entitled to receive a refund or credit from Seller for any amount paid to Seller in excess of the amount due from such Tenant under its Lease (e.g. excess amounts paid for 2010 real estate taxes or operating expenses), Purchaser shall receive a credit against the cash portion of the Purchase Price in the amount of such excess.

For purposes of prorating any percentage rent payments received by Purchaser with respect to a Tenant’s lease year, all or a part of which was prior to the date of Closing, the percentage rent shall be allocated to the portion of that Tenant’s lease year which was prior to the date of Closing by multiplying the total amount of percentage rent payable by such Tenant during such lease year by a fraction, the numerator of which shall be that Tenant’s gross sales during the portion of the lease year prior to the date of Closing, and the denominator of which shall be the gross sales for that Tenant’s entire lease year.

In the event that accurate prorations and other adjustments are not made at Closing because current bills were not available (as, for example, in the case of utility bills), the parties shall prorate such items on the basis of the best available information, subject to adjustment upon receipt of the final bill. Seller shall use reasonable efforts to have all utility meters read on the date of Closing so as to determine accurately its share of current utility bills. For purposes of making prorations, Seller shall be deemed to have conveyed the Property as of 11:59 PM on the date of Closing.

At Closing, Seller shall either pay and discharge in full any leasing commissions with respect to Leases signed prior to the expiration of the Inspection Period or shall obtain releases reasonably satisfactory to Purchaser from the broker(s) entitled to such commissions, releasing

Purchaser from any liability for the payment of such commissions. Seller shall indemnify and hold harmless Purchaser from and against all claims, loss, liability, cost and expenses arising from or in connection with such commissions or Seller’s failure to pay the same. The preceding indemnity shall survive the Closing

To the extent that any Lease requires the payment of a tenant improvement allowance or leasing commission after the Closing Date, Seller shall be responsible for the payment of any tenant allowance or leasing commission applicable to a Lease signed prior to the expiration of the Inspection Period and Purchaser shall be responsible for the payment of any tenant allowance or leasing commission applicable to a Lease signed after the expiration of the Inspection Period provided Purchaser has approved the same as set forth in this Agreement.

ARTICLE SIX - REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Representations and Warranties of Seller. To induce the Purchaser to enter into this Agreement, Seller makes the representations, warranties and covenants hereinafter contained, each of which is material to and is relied upon by Purchaser. Seller represents, warrants and covenants as follows:

(a) Authority to Sell. Seller has the right, power and authority to enter into this Agreement and to sell the Property to Purchaser in accordance with the terms and conditions hereof and will deliver satisfactory evidence of such right, power and authority to Purchaser at Closing.

(b) Ownership of Property and Personalty. Seller is the sole owner of good, fee simple, marketable and insurable title to all of the Property, and good, unencumbered marketable title to the Personalty, subject only to the Permitted Exceptions.

(c) No Condemnation Proceedings. To Seller’s actual knowledge, there are no condemnation or eminent domain proceedings pending, threatened or contemplated against the Property or any part of the Property, and Seller has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Property or any part of the Property.

(d) Operating Agreements. Except as disclosed in writing to Purchaser, the Property is not subject to any operating or maintenance agreements that cannot be terminated by Purchaser (as Seller’s assignee), without charge or penalty, upon thirty (30) days’ or less notice.

(e) Non-Foreign Person. Seller is not a “foreign person” for purposes of the withholding rules of the Federal Deficit Reduction Act of 1984.

(f) No Litigation. At present there is no claim, action, litigation, arbitration or other proceeding pending against Seller and relating to the Property or the transactions contemplated hereby and, there is currently no claim, governmental investigation or threatened litigation or arbitration proceedings to which Seller is a party relating to the Property. Seller shall give Purchaser immediate notice of any such claim, litigation, proceeding or investigation that becomes known to it prior to Closing.

(g) No Commitments. Seller has made no commitment to any tenant, governmental or quasi-governmental entity or other person or entity with any respect to the Property or imposes upon Seller or the successors or assigns of Seller any obligation to pay or contribute property or money or to construct, install or maintain any improvements on or off the Property, except as set forth in the Leases.

(h) True and Correct Copies. All documents, the Leases and any other agreements, matters and things to be submitted to Purchaser by Seller pursuant to this Agreement, will be true, correct and complete copies thereof as of the date of submission.

(i) Accuracy of Financial Information. The financial information delivered by Seller to Purchaser with respect to the Property is true and correct in all material respects.

(j) Compliance of Property. Seller has not received any written notice that the Property is not currently in compliance with applicable plans and permits approved and issued, respectively, by governmental agencies with authority over the Property;

(k) No Violations of Environmental Law. Except as disclosed in any environmental reports provided by Seller to Purchaser Section 4.2 above, neither Seller nor its agents have received written notice that: (i) there are present upon the Property, or any portion thereof, any Hazardous Materials (other than used in ordinary course and maintained in accordance with applicable environmental laws ); and (b) there is any proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration thereof from the Property to other property. For the purposes of this paragraph “Hazardous Materials” shall mean any substance or material that is regulated as a “hazardous material” or “hazardous substance” under any federal, state or local laws, including but not limited to friable and non-friable asbestos, Perchloroethylene and/or petroleum hydrocarbons.

(l) Utilities. To Seller’s actual knowledge, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Property as it is now being operated, are installed and connected pursuant to valid permits, and are adequate to service the Project.

(m) Insurance. Seller has received no written notice from any insurance carrier alleging any defects or inadequacies in the Property that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost of any or all of the insurance policies carried by Seller with respect to the Property

(n) Rights of First Refusal. The Project is not the subject of any unrecorded right of first refusal or option to purchase by any third party and, except for the right of Purchaser to acquire the Property pursuant to this Agreement, no other person, firm or entity has any right to acquire all or any portion of the Project or any interest therein.

(o) Leases. To Seller’s actual knowledge, the Leases are in full force and effect strictly according to the terms set forth therein and in the rent roll, certified by Seller as true and correct, and except as otherwise disclosed to Purchaser, in writing, have not been modified, amended, or altered, in writing or otherwise. To Seller’s actual knowledge, all material obligations of the lessor under the Leases that accrue to the date of Closing have been performed, including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements or moratoria, installments and construction (for which payment in full has been made in all cases), and the tenants have, to the Seller’s actual knowledge, accepted lessor’s performance of such obligations. To Seller’s actual knowledge, the tenants have not asserted in writing to Seller any offsets, defenses or claims available against rent payable by them or other performance or obligations otherwise due from them under the Leases. Except as otherwise set forth in the Leases or the Tenant Estoppel Certificates, to Seller’s actual knowledge, there have been no material concessions granted by Seller to any tenants at any time during the term of any Lease which would be applicable to periods after Closing. To Seller’s actual knowledge and except as set forth in the Tenant Estoppel Certificates or the Rent Roll, no tenant is in default under or is in arrears in the payment of any sums due Seller or in the performance of any material obligations required of it under its Lease.

(p) Guarantors. To Seller’s actual knowledge, no guarantor(s) of any Lease has been released or discharged, voluntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto.

(q) Consents. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of , default under, nor acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Property is subject.

6.2 Operation of Property Pre-Closing. Between the expiration of the Inspection Period and the date of Closing, Seller covenants and agrees as follows:

(a) Modification of Leases. Seller shall not modify any of the Leases or terminate any of them, without the prior written consent of the Purchaser. Such consent shall not be unreasonably withheld. Unless, within five (5) business days after receipt by Purchaser of written notice of such modification or termination (such notice to include a copy of all documentation relating thereto), Purchaser shall notify Seller in writing of an objection thereto, Purchaser shall be deemed to have consented thereto.

(b) New Leases. Seller shall not enter into any new leases or tenancies with respect to the Property without the prior written consent of the Purchaser, such consent not to be unreasonably withheld. Unless, within five (5) business days after receipt by Purchaser of a copy of the proposed new lease or tenancy, Purchaser shall notify Seller in writing of an objection thereto, Purchaser shall be deemed to have consented thereto.

(c) Increases in Compensation; New Employees. Seller shall not, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, increase the compensation of any independent contractors engaged to perform services in or about the Property or engage any new independent contractors.

(d) Maintenance. Subject to the provisions of Article Seven concerning repairs and replacements in the event of substantial condemnation or casualty, all repairs and replacements to the Property shall be made by and at the expense of Seller. Seller shall continue to maintain the Property in substantially the same manner as Seller is presently maintaining same.

6.3 Representations and Warranties of Purchaser. To induce the Seller to enter into this Agreement, Purchaser makes the representations, warranties and covenants hereinafter contained, each of which is material to and is relied upon by Seller. Purchaser represents, warrants and covenants as follows:

(a) Authority to Purchase. Purchaser has full legal right, power and authority to execute and fully perform its obligations under this Agreement, without the need for any further action under its governing instruments; and the persons executing this Agreement and the other documents required hereunder are the duly designated officers of Purchaser and are authorized to do so.

(b) No Violations of Other Agreements. The execution of and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Purchaser on the date of Closing, and the performance by Purchaser of Purchaser’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Purchaser is a party, any judicial order or judgment of any nature by which Purchaser is bound, or the organizational documents of Purchaser.

ARTICLE SEVEN - CONDEMNATION OR CASUALTY

7.1 Condemnation. Should the Property or any portion thereof be taken by condemnation or conveyed under the threat of condemnation prior to Closing, then, in any of such events, Purchaser may, at its option, elect to: (i) terminate this Agreement by notifying Seller in writing at any time prior to the last date for Closing as provided for above, in which case the Earnest Money shall be refunded to Purchaser promptly upon request, and all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void; or (ii) proceed to Closing, in which event the Purchase Price shall be reduced by the total of any awards or other proceeds received by Seller on or before the date of Closing with respect to any taking, and at Closing Seller shall assign to Purchaser all of its right to any and all awards or other proceeds paid or payable thereafter by reason of any taking; or (iii) postpone the Closing until not later than twenty (20) days after the date that the condemnation or taking becomes final and non-appealable and the proceeds therefor have been paid to Seller. In the event of any such postponement by Purchaser, Purchaser shall thereafter proceed under item (ii) above by written notice to Seller given no later than ten (10) days prior to the postponed date of Closing determined in accordance with item (iii) above.

7.2 Casualty. Except as provided in any indemnity and non-disclosure provisions of this Agreement, Seller shall bear all risk of loss with respect to the Property up to and including the Closing Date. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty on or prior to the Closing Date, repair of which would cost less than One Hundred Thousand and 00/100 Dollars ($100,000) (as determined by Seller in its reasonable, good faith estimation), such repairs that would take less than three (3) months to effectuate, and which repairs will not result in the termination of the Publix Lease, or more than seventy-five percent (75%) of the other leases or the abatement of rent pursuant to the Publix Lease, or more than seventy-five percent (75%) of the other leases, Buyer shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall assign and transfer to Buyer, on the Closing Date, all of the Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, (including, without limitation, a credit on the closing statements equal to the amount of the deductible with respect thereto). In either case as provided in the preceding sentence, this transaction shall proceed to Closing and there shall be no reduction in the Purchase Price by reason of such damage (except for the credit to the Buyer for the amount of the Seller’s deductible). Seller shall promptly notify Buyer in writing of any such fire or other casualty, and Seller’s determination of the cost to repair the damage caused thereby. In the event of damage to the Property that would cost between Fifty Thousand and 00/100 Dollars ($50,000) and One Hundred Thousand and 00/100 Dollars ($100,000) (as determined by Seller in its reasonable, good faith estimation), and Seller receives no insurance proceeds, or in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of One Hundred Thousand and 00/100 Dollars ($100,000) (as determined by Seller in its reasonable, good faith estimation), such repairs will take more than three (3) months to effectuate, or such repairs will result in the termination of the Publix Lease, or more than seventy-five percent (75%) of the other leases or the abatement of rent pursuant to the Publix Lease, or more than seventy-five percent (75%) of the other leases, then this Agreement may be terminated at the option of Buyer, which option shall be exercised, if at all, by Buyer’s written notice thereof to Seller within ten (10) days after Buyer receives written notice of such fire or other casualty and Seller’s determination of the amount of such damages. Upon the exercise of such option by Buyer, this Agreement shall become null and void, the Deposit shall be promptly returned to Buyer and both parties shall be relieved from all further obligations hereunder, except as provided in any indemnity and non-disclosure provisions of this Agreement. If Buyer does not timely elect to terminate this Agreement, then Seller shall assign and transfer to Buyer on the Closing Date all of Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty together with a credit at Closing equal to the amount of the deductible relating thereto, in which case this transaction shall proceed to Closing and there shall be no reduction in the Purchase Price by reason of such damage (except for the credit to Buyer for the amount of the deductible).

ARTICLE EIGHT - EARNEST MONEY; DEFAULT; REMEDIES ON DEFAULT

8.1 Earnest Money; Payment at Closing. Purchaser shall deliver to the Title Company, as escrow agent (“Escrow Agent”), not later than three (3) business days after the Execution Date, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (the “Initial Earnest Money”), evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Agreement. Purchaser shall also deliver to Escrow Agent, no later than the expiration of the Inspection Period, an additional deposit in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Additional Earnest Money,” where the Initial Earnest Money, the

Additional Earnest Money, and all interest earned thereon is herein referred to collectively as, the “Earnest Money”), such funds becoming immediately nonrefundable upon delivery by Purchaser except in the event that Seller is unable to obtain the Tenant Estoppel Certificates as provided in Section 4.2(g) above, or in the event of a default by Seller hereunder. Escrow Agent shall serve as Escrow Agent hereunder without remuneration other than reimbursement of out-of-pocket expenses. Any costs to be paid to Escrow Agent pursuant to the Closing of the transaction contemplated hereby shall be split equally between Seller and Purchaser.

8.2 Default; Liquidated Damages. Purchaser and Seller acknowledge that it would be extremely impracticable and difficult to ascertain the actual damages that would be suffered by Seller if Purchaser fails to consummate the purchase and sale of the Property herein (for any reason other than Seller’s failure, refusal or inability to perform any of Seller’s covenants and agreements hereunder or the failure of any other of the conditions to Purchaser’s obligation to close hereunder). Purchaser and Seller have considered carefully the loss to Seller as a consequence of the negotiation and execution of this Agreement; and the personal expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder; and the other damages, general and special, that Purchaser and Seller realize and recognize Seller will sustain, but that Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller would reasonably be expected to amount to the Earnest Money.

Accordingly, if Purchaser has breached its covenants and agreements hereunder and has failed, refused or is unable to consummate the purchase and sale of the Property by the date of the Closing, then the Escrow Agent shall pay the Earnest Money together with any interest earned thereon to Seller as full and complete liquidated damages. Upon proper delivery of the Earnest Money to Seller, as above provided, no party to this Agreement shall have any liability to any other party to this Agreement; and this Agreement shall, in its entirety, be deemed null, void and of no further force and effect.

If Seller has breached its covenants and agreements under this Agreement and has failed, refused or is unable to consummate any purchase and sale contemplated herein by the date of Closing, then Escrow Agent, promptly upon request by Purchaser, shall return the Earnest Money and any interest earned thereon to Purchaser and Purchaser, as its sole remedy, may either maintain an action for specific performance, or seek damages in an amount equal to the lesser of (a) its actual out-of-pocket expenses incurred in connection with this transaction or (b) One Hundred Thousand and No/100 Dollars ($100,000.00).

8.3 Rights of Escrow Agent. Upon receipt of the Earnest Money, Escrow Agent shall have the right to disburse same to Purchaser or Seller and the interest earned thereon to Purchaser upon ten (10) days’ written notice to the parties; provided, however, that Escrow Agent shall not have received any written objections to such disbursement within ten (10) days after receipt by Purchaser and Seller of said notice. The parties hereto hereby acknowledge that the Escrow Agent shall have no liability to any party on account of its failure to disburse the Earnest Money; and, in the event of any dispute as to who is entitled to receive the Earnest Money and interest earned thereon, Escrow Agent shall have the right to retain the funds and disburse them in accordance with the final order of a court of competent jurisdiction or to deposit the Earnest Money with said court, pending a final decision of such controversy. The parties hereto further agree that Escrow Agent shall not be liable for failure of the depository and shall only be liable otherwise in the event of its gross negligence or willful misconduct.

ARTICLE NINE - MISCELLANEOUS PROVISIONS

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior understandings or agreements between the parties.

9.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, devisees, personal representatives, successors and assigns.

9.3 Survival of Warranties. It is the express intention and agreement of the parties to this Agreement that all covenants, agreements, statements, representations and warranties made by Seller in this Agreement shall survive this Agreement, the delivery of the deed and the Closing.

9.4 Waiver; Modification. Failure by Purchaser or Seller to insist upon or enforce any of its rights shall not constitute a waiver thereof. Either party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement. No oral modification hereof shall be binding upon the parties, and any modification shall be in writing and signed by the parties.

9.5 Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT.

9.6 Construction. Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than the other.

9.7 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Georgia.

9.8 Cumulative Remedies. Subject to the limitations set forth in Article 8 above, each and every one of the rights, benefits and remedies provided to Purchaser or Seller by this Agreement, or by any instrument or documents executed pursuant to this Agreement, are cumulative and shall not be exclusive of by any other of said rights, remedies and benefits allowed by law or equity to the Purchaser, except to the extent provided in Article Eight of this Agreement.

9.9 Date Hereof. For purposes of this Agreement, “the date hereof” or similar references shall mean the date first above written.

9.10 Assignment. Purchaser may assign its right, title and interest in and to this Agreement to an affiliate without prior written consent of Seller. Purchaser may not assign its interest in this Agreement, either in whole or in part, to any third party without the prior written consent of Seller.

9.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m., Atlanta, Georgia time.

9.12 Rule 3-14 Audit and SEC Filing Requirements. Purchaser’s auditor may conduct an audit, as may be required of Purchaser pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “Audit”), of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the “Audit Period”). Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of the Audit. Without limiting the foregoing, (a) Purchaser or its designated independent or other auditor may audit the operating statements of the Property, at Purchaser’s expense and, upon Purchaser’s prior written request, Seller shall allow Purchaser’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Audit Period as necessary to conduct the Audit; and (b) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct the Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or the applicable property or asset manager, at no cost to any of such parties, and in the format that Seller has maintained such information.

ARTICLE TEN - CLAIMS AGAINST FORMER TENANT

10.1 Ongoing Litigation. Seller and Purchaser hereby acknowledge that Seller is the plaintiff in ongoing litigation against PARGAR, LLC, a Georgia limited liability company and a former tenant of the Property (the “PARGAR Litigation”). Seller and Purchaser hereby agree that Purchaser shall have no interest in the PARGAR Litigation and shall have no right to any proceeds derived therefrom or related thereto, including without limitation any settlement payment, judgment award and/or judgment lien. Seller shall indemnify, defend, and hold harmless Purchaser from and against all liability, cost, and expense arising from or in connection with the PARGAR Litigation, and shall cure or remove all claims, liens, and/or encumbrances arising from or in connection with the PARGAR Litigation. The provisions of this Section shall survive Closing indefinitely.

ARTICLE ELEVEN - NOTICES

11.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, sent by Federal Express or other overnight or same day courier service providing a return receipt, sent by facsimile transmission or electronic mail or mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or by telecopy (with proof of transmission and receipt) (and shall be effective when received, when refused or when the same cannot be delivered, as evidenced on the return receipt,):

If to Purchaser:	TPN Acquisitions, LLC c/o Thompson National Properties 1900 Main Street, Suite 700 Irvine, CA 92614 Attn: Steve Corea Fax No.: (919) 252-0212 Email: s.corea@tnpre.com

With a copy to:	Hirschler Fleischer 2100 E. Cary Street Richmond, VA 23223 Attn: D. Zachary Grabill, Esq. Fax No.: (804) 644-0957 Email: zgrabill@hf-law.com

If to Seller:	CP Summit Retail LLC c/o Concordia Properties, LLC 200 Mansell Court East Suite 440 Roswell, Georgia 30076 Attn: Richard Dippolito Fax No.: (770) 992-2505

With a copy to:	Arnall Golden Gregory LLP 171 17th Street, N.W. Suite 2100 Atlanta, Georgia 30363 Attn: Scott A. Fisher, Esq. Fax No.: (404) 873-8619

If to Broker:	Jones Lang LaSalle 3344 Peachtree Road NE Suite 1200 Atlanta, Georgia 30326 Attn: Kris Cooper Fax No.:

If to Escrow Agent:	First American Title Company 2490 Paseo Verde Parkway Suite 100 Las Vegas, Nevada 89074 Attn: Michelle Seibold Fax No.: (702) 855-0866

ARTICLE TWELVE - OFFER

12.1 Offer. This instrument shall be regarded as an offer by Purchaser to Seller and is open for acceptance by the other until 5:00 p.m. on the                  day of                     , 2011, by which time Seller shall have acknowledged its acceptance of such offer by its execution of this Agreement and delivery of same to Purchaser.

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ARTICLE THIRTEEN - EXECUTION

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

PURCHASER:

TPN ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ Stephen Corea
Name:	Stephen Corea
Title:	SVP Acquisitions

SELLER:

CONCORDIA PROPERTIES, LLC

By:	/s/ R. Kent Rose
Name:	R. Kent Rose
Title:	Manager

Escrow Agent is signing this Agreement as of the day and year first above written to express its agreement to the terms hereof; however, Escrow Agent shall not be required or entitled to sign any amendment, modification or extension hereof which does not directly affect its rights under this Agreement.

ESCROW AGENT:

FIRST AMERICAN TITLE COMPANY

By:	/s/ Michelle Seibold
Name:	Michelle Seibold
Title:

EXHIBIT “A”

[ATTACH LEGAL DESCRIPTION]

EXHIBIT “B”

[ATTACH DUE DILIGENCE ITEMS]